Exhibit 99.1

Stereotaxis Announces Long-Term CEO Performance Stock Award

St. Louis, Feb. 24, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced a 10-year CEO performance stock award for David Fischel with vesting entirely contingent upon the company achieving billion-dollar market capitalization milestones.

David Fischel has served as unpaid CEO of Stereotaxis since February 2017. Over his four-year tenure he has led the revitalization of Stereotaxis’ commercial capabilities, strengthened its financial position, and led the development of a robust innovation strategy. Shareholders have benefited substantially, with Stereotaxis’ stock appreciating approximately 10-fold during this period. The performance stock agreement is designed to retain Mr. Fischel for the long term and align his compensation with continued substantial shareholder returns.

Mr. Fischel’s total cash compensation is now fixed at $60,000 annually. He will not be eligible for any additional cash or time-vested equity or stock option awards. In place of competitive cash or long-term incentives typically consisting of stock or stock options, Mr. Fischel is granted, subject to shareholder approval, performance stock awards consisting of 10 tranches of stock that vest in 10 years only if Stereotaxis’ market cap appreciates substantially above its current value. To meet the first milestone, Stereotaxis’ market cap must increase to $1 billion. Vesting of each of the remaining milestones is contingent upon Stereotaxis’ market capitalization continuing to increase in additional $500 million increments. Thus, full vesting of the award is contingent upon Stereotaxis’ market cap increasing to $5.5 billion. The award is designed to provide Mr. Fischel with approximately 10% equity ownership in Stereotaxis on a fully diluted basis if this highest threshold is accomplished.

“David Fischel has demonstrated an ability to develop and execute a highly-attractive strategic plan despite considerable challenges,” said Dr. Arun Menawat, Stereotaxis Director and Chairman of Stereotaxis’ Compensation Committee. “The first stage of Stereotaxis’ turnaround process has played out successfully, and as we look towards subsequent stages, we are excited by the scope of efforts to drive long-term growth and value. This plan ensures Stereotaxis can benefit from David’s contributions in the coming years.”

“My focus is on executing a long-term strategic plan whereby Stereotaxis has a transformative impact on patients, physicians, medical progress and shareholders,” said David Fischel. “I strongly believe in the importance of alignment of interests and appreciate having a plan that aligns my success with creating that transformative positive impact.”

The new performance award was inspired by a similar compensation plan adopted by Tesla to retain and incentivize its CEO, Elon Musk. Stereotaxis’ plan was created and unanimously approved by the independent members of the Board of Directors in consultation with Compensia, a third-party compensation consultant, and Globalview Advisors, a third-party valuation expert. Full details on the employment and performance stock agreements can be found in Stereotaxis’ 8-K filings with the SEC. Effectiveness of the performance stock agreement is subject to approval by Stereotaxis’ shareholders, who will be asked to approve it at the annual shareholder meeting expected to be held in May of this year.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com